EXHIBIT 23.6

March 6 , 2025

Leading Partners Limited (the “Company”)

3/F Hong Kong Prosperity Tower

763 Mengzi Road, Huangpu District

Shanghai 200023

People’s Republic of China (the “PRC”)

Dear Sirs/Madams,

We are attorneys qualified to practice law in the PRC (for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are acting as the PRC counsel to the Company in connection with the registration statement on Form F-4, initially filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on September 13, 2024 (File No. 377-07440), under the United States Securities Act of 1933, as amended, including all amendments or supplements thereto (the “Registration Statement”).

We hereby consent to the references to our name in the Registration Statement and the filing of this consent letter as an exhibit to the Registration Statement with the SEC.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the United States Securities Act of 1933, or under the United States Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm